Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229

July 28, 2016

CFO Commentary on Second Quarter and First Half 2016 Financial Results
and Reiterated 2016 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm

Conference Call
The company will host a conference call on Thursday, July 28, 2016 at 5:00 p.m. ET to review second quarter and first half results, as well as its reiterated 2016 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until July 27, 2017.

Second Quarter Summary
Net sales increased $8.6 million, or 2 percent (2 percent constant-currency), to a second-quarter record $388.8 million, compared with net sales of $380.2 million for the second quarter of 2015.

Gross margin expanded approximately 110 basis points to 46.2 percent of net sales. Selling, general & administrative (SG&A) expenses increased $11.8 million, or 7 percent, resulting in approximately 200 basis points of operating expense deleverage.

Second quarter operating loss of $11.8 million represented (3.0) percent of net sales, compared with second quarter 2015 operating loss of $9.0 million, or (2.4) percent of net sales.

The effective income tax rate was 29.1 percent in the second quarter of 2016, comparable to 29.2 percent for the same period in 2015.

Net loss totaled $8.2 million, or $(0.12) per share, compared to second quarter 2015 net loss of $6.5 million, or $(0.09) per share.

First Half Summary
Net sales increased $54.7 million, or 6 percent (8 percent constant-currency) to a record $913.9 million, compared to first half 2015 net sales of $859.2 million.

Gross margin of 46.7 percent improved 10 basis points compared with gross margin of 46.6 percent for the first half of 2015. SG&A expenses increased $30.3 million, or 8 percent, resulting in approximately 80 basis points of expense deleverage.

Operating income of $32.5 million declined 8 percent compared with operating income of $35.2 million for the first half of 2015.

Net income of $23.6 million, or $0.33 per diluted share, increased 19 percent, including a tax benefit of $4.5 million, or $0.06 per diluted share, related to the company's adoption of a new accounting standard. First half 2015 net income totaled $19.9 million, or $0.28 per diluted share.

FY2016 Financial Outlook Summary
Our full year 2016 financial outlook anticipates:

•	Mid-single-digit percentage net sales increase compared with 2015 net sales of $2.33 billion, including less than 1 percentage point negative effect from changes in currency exchange rates;

•	Mid-single-digit percentage increase in operating income to between $254 million and $263 million, representing operating margin of up to 10.7 percent;

•	An estimated full year tax rate of approximately 25.0 percent; and

•
High-single-digit percentage increase in net income to between approximately $184 million and $191 million, or $2.60 to $2.70 per diluted share, on approximately 70.7 million diluted shares outstanding. Virtually all of the company's anticipated full year growth in operating income and earnings is concentrated in the fourth quarter, against a relatively easy comparison to the fourth quarter of 2015. Third quarter net income is expected to be approximately 10 percent to 15 percent lower than the comparable prior year period, when net income increased 39 percent.

The Full Year 2016 Financial Outlook section beginning on page 4 below contains a more detailed discussion of the factors contributing to this outlook.

Second Quarter Financial Results
(All comparisons are between second quarter 2016 and second quarter 2015, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, brand and category net sales comparisons often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments which, when coupled with the company’s fixed cost structure, can have an amplified effect on operating results.

Net Sales
Consolidated net sales increased $8.6 million, or 2 percent (2 percent constant-currency), to a second-quarter record $388.8 million, compared with $380.2 million.

Regions

•
U.S. net sales increased $16.7 million, or 8 percent, to $228.8 million. The increase in U.S. net sales reflected a mid-teen percentage increase in direct-to-consumer (DTC) net sales and a low-single-digit increase in wholesale net sales. During the second quarter of 2016, the company operated 113 U.S. retail stores and 5 branded ecommerce sites, compared with 97 stores and 5 branded ecommerce sites in the second quarter of 2015.

•
Net sales in the Latin America and Asia Pacific (LAAP) region declined $9.7 million, or 10 percent, (11 percent constant-currency) to $87.3 million, primarily reflecting a low-twenty percent net sales decline in Korea (high-teen constant-currency) due to continued business weakness amid the extremely competitive outdoor sector in that country, a low-twenty percent decline in net sales to LAAP distributors reflecting shifts in the timing of shipments of reduced Fall 2016 advance orders, and a mid-teen net sales decline (low-double-digit constant-currency) in China reflecting a timing shift of wholesale shipments that benefited the first quarter at the expense of the second quarter. First half net sales in China declined 4 percent, (flat constant-currency) and are projected to increase at a low-single-digit rate (high-single-digit constant-currency) for the full year. Net sales in Japan increased by a low-double-digit percentage (low-single-digit constant-currency).

•
Net sales in the Europe, Middle East and Africa (EMEA) region decreased $0.7 million, or 1 percent, (2 percent constant-currency) to $59.1 million, reflecting a low-double-digit percentage decline in net sales to EMEA distributors, primarily due to lower net sales to the company’s Russian distributor as it continues to adapt its business to macroeconomic challenges in that region. That decrease was largely offset by high-teen percentage growth in Europe-direct markets (mid-teen constant-currency), driven by the Columbia brand.

•	Net sales in Canada increased $2.3 million, or 20 percent (27 percent constant-currency) to $13.6 million, reflecting higher DTC and wholesale net sales.

Brands

•
Columbia global brand net sales increased $8.3 million, or 3 percent (2 percent constant-currency), to $333.4 million, primarily reflecting increased net sales in the U.S., Japan, Europe-direct markets, and Canada, partially offset by lower net sales in Korea and China, and lower net sales to EMEA and LAAP distributors.

•
SOREL global brand net sales decreased $0.8 million, or 19 percent (16 percent constant-currency), to $3.5 million, reflecting declines in the LAAP region and Canada, partially offset by increased net sales in the EMEA region and the U.S.

•	prAna global brand net sales increased $6.1 million, or 23 percent (23 percent constant-currency), to $32.2 million, primarily reflecting growth in its U.S. ecommerce business.

•
Mountain Hardwear global brand net sales declined $4.2 million, or 20 percent (20 percent constant-currency) to $17.0 million, primarily reflecting declines in the U.S. wholesale spring advance orders.

Product Categories

•
Global Apparel, Accessories & Equipment net sales increased $11.3 million, or 4 percent (4 percent constant-currency), to $321.5 million, primarily driven by increased Columbia brand net sales in the U.S., Europe-direct markets, Canada and Japan, as well as increased prAna brand net sales in the U.S., partially offset by net sales declines in Korea and China, lower Mountain Hardwear brand net sales in the U.S., and lower Columbia brand net sales to EMEA and LAAP distributors.

•	Global Footwear net sales decreased $2.7 million, or 4 percent (4 percent constant-currency), to $67.3 million, primarily reflecting lower net sales to LAAP distributors and lower net sales in China.

Gross Margin
Gross margins expanded 110 basis points to 46.2 percent of net sales, primarily reflecting:

•
favorable changes in sales channel mix with a higher proportion of direct-to-consumer sales, which carry higher gross margins, and a lower proportion of sales to international distributors, which carry lower gross margins;

•	selective price increases across product categories and geographies; and

•	a favorable sourcing environment;
partially offset by:

•	unfavorable foreign currency hedge rates in Europe, Canada and Japan; and

•	lower gross margins on closeout product sales.

Selling, General and Administrative (SG&A) Expense
SG&A expense increased $11.8 million, or 7 percent, to $193.3 million, or 49.7 percent of net sales, compared to 47.7 percent of net sales in last year’s second quarter, resulting in approximately 200 basis points of operating expense deleverage. The increased SG&A expense included:

•	expenses related to the company’s expanding global DTC operations;

•	personnel costs to support strategic initiatives and business growth; and

•	increased information technology investments;
partially offset by:

•	lower demand creation expenses during the quarter.

Operating Loss
Operating loss totaled $11.8 million, or (3.0) percent of net sales, compared with second quarter 2015 operating loss of $9.0 million, or (2.4) percent of net sales.

Income Tax Benefit
The effective tax rate for the second quarter was 29.1 percent, comparable to a 29.2 percent rate in the second quarter of 2015.

Net Loss

Net loss totaled $8.2 million, or $(0.12) per share, compared with net loss of $6.5 million, or $(0.09) per share, in the second quarter of 2015.

Regular Quarterly Cash Dividend
At its regular board meeting on July 22, 2016, the board of directors authorized a regular quarterly cash dividend of $0.17 per share, payable on September 1, 2016 to shareholders of record on August 18, 2016.

Balance Sheet
At June 30, 2016, cash and short-term investments totaled $428.8 million, compared to $417.5 million at June 30, 2015. At June 30, 2016, approximately 57 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at June 30, 2016 totaled $192.4 million, a 3 percent decrease on 2 percent second quarter net sales growth. Consolidated Days Sales Outstanding (DSO) at June 30, 2016 stood at 45 days, a decrease of 2 days compared with June 30, 2015.

Consolidated inventory of $653.6 million at June 30, 2016 increased $72.6 million, or 12 percent, compared to June 30, 2015. The increased inventory is concentrated in North America and primarily reflects more timely production and receipt of Fall 2016 styles, with the remainder primarily comprising Spring 2016 styles. We expect inventory growth to normalize with net sales growth in the second half of the year.

Cash Flow
Net cash provided by operations in the first half of 2016 was $102.7 million, compared to $24.1 million in the first half of 2015.

Capital expenditures totaled $23.0 million, compared to $28.4 million in the first half of 2015.

The company paid quarterly cash dividends of $23.7 million during the first half of 2016 and made no repurchases of common stock. Approximately $173.5 million remains available under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Reiterated Full Year 2016 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year, with virtually all of the company's anticipated growth in 2016 operating income and earnings concentrated in the fourth quarter.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter. In addition, recent bankruptcies among U.S. wholesale customers have created increased uncertainty in our ability to predict near-term net sales and profitability.

We are facing macroeconomic, competitive and/or geopolitical uncertainty in certain markets, most notably in Russia, Korea and several emerging markets, making it more difficult to forecast our net sales and profitability in those markets. In addition, since 2014, the U.S. dollar has strengthened significantly against the Russian ruble, Canadian dollar, Japanese yen, European euro, and the currencies of several emerging markets, which will have an unfavorable impact on gross margins in these regions in 2016.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, our current fiscal year 2016 outlook assumes:

•
mid-single-digit percent growth in global net sales compared to 2015, including less than 1 percentage point negative effect from changes in foreign currency exchange rates. The second half net sales growth rate is expected to be slightly less than the first half growth rate, with that growth concentrated entirely in the fourth quarter. An anticipated shift in the timing of shipments of wholesale advance orders from the third quarter into the fourth quarter of 2016 results in a more difficult comparison to the third quarter of 2015, when net sales increased 14 percent. Conversely, fourth quarter net sales are expected to benefit from an easier comparison to last year's fourth quarter, when net sales increased only 3 percent, due, in part, to unfavorable weather;

•	approximately 10 basis point expansion of gross margins, including approximately 100 basis points of currency hedging headwinds;

•	approximately 15 basis points to 45 basis points of SG&A expense deleverage;

•	mid-single-digit percentage growth in operating income to between approximately $254 million to $263 million, representing operating margin of up to approximately 10.7 percent;

•	an effective income tax rate of approximately 25.0 percent; and

•
high-single-digit percentage growth in net income to between approximately $184 million and $191 million, or $2.60 to $2.70 per diluted share, on approximately 70.7 million diluted shares outstanding, compared with net income of $174.3 million, or $2.45 per diluted share, in 2015. Virtually all of the company's anticipated full year growth in operating income and earnings is concentrated in the fourth quarter, against a relatively easy comparison to the fourth quarter of 2015. Third quarter net income is expected to be approximately 10 percent to 15 percent lower than the comparable prior year period, when net income increased 39 percent.

The above projections are based on the following expectations:

•
Mid-single-digit percentage net sales growth from the Columbia brand, high-single-digit percentage net sales growth from the SOREL brand, and mid-teen percentage net sales growth from the prAna brand. Mountain Hardwear brand net sales are expected to decrease at a low-double-digit percentage rate.

•	High-single-digit percentage net sales growth in the U.S. business with DTC growth outpacing wholesale growth.

•
Low-single-digit percentage net sales growth from the EMEA region, with the Europe-direct business contributing high-teen percentage growth, partially offset by high-teen percentage declines in the EMEA Distributor business due to the continued impact of macroeconomic challenges in Russia.

•
Low-single-digit percentage net sales decline in the LAAP region, consisting of a low-20-percent decline in Korea and a low-double-digit percentage decline in net sales to LAAP distributors, partially offset by mid-teen percentage growth in Japan and low-single-digit percentage growth in China.

•	Canada net sales comparable to the prior year.

•	Gross margin expansion of approximately 10 basis points compared with 2015, reflecting:

◦	a greater proportion of DTC net sales, with a corresponding smaller proportion of lower-gross margin distributor and wholesale net sales;

◦	selective price increases across product categories and geographies; and

◦	a favorable sourcing cost environment;
partially offset by:

◦	unfavorable foreign currency hedge rates.

•
SG&A expense growth rate slightly higher than anticipated consolidated net sales growth, resulting in approximately 15 basis points to 45 basis points of SG&A expense deleverage. The increase in projected SG&A expense consists primarily of:

◦	increased expenses to support continued global DTC expansion and operations;

◦	increased personnel expenses to support strategic initiatives and business growth;

◦	increased expenses related to ongoing information technology initiatives; and

◦	increased demand creation expenses;
partially offset by:

◦	lower incentive compensation costs.

•	Licensing income of approximately $10.2 million.

•
An estimated full-year effective income tax rate of approximately 25.0 percent, compared to an effective income tax rate of 27.3 percent in 2015. The actual rate could differ based on the geographic mix of pre-tax income and other discrete events that may occur during the year.

•
An unfavorable impact of approximately $(0.26) on full year 2016 earnings per share, in addition to an estimated unfavorable impact of $(0.10) per share in 2015, due to changes in currency exchange rates, primarily consisting of lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars.

•	Capital expenditures of approximately $60 million to $65 million, comprising investments in DTC business expansion, information technology, and project-based and maintenance capital.

•	Full year free cash flow totaling approximately $110 million to $130 million.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables included in the earnings release announcing second quarter and first half financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Third Quarter 2016 Reporting Schedule
Columbia Sportswear plans to report third quarter 2016 financial results on Thursday, October 27, 2016 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates, projected growth in U.S. direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, inventory and timing of shipments, capital expenditures, cash flow, and changes in foreign currency exchange and hedge rates. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
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